COMPARISON OF CHANGE IN VALUE OF $10,000 INVESTMENT
IN DREYFUS VARIABLE INVESTMENT FUND, INTERNATIONAL
VALUE PORTFOLIO AND THE MORGAN STANLEY CAPITAL
INTERNATIONAL EUROPE, AUSTRALASIA, FAR EAST (EAFE  (R) )
INDEX

EXHIBIT A:

                       MORGAN STANLEY CAPITAL      DREYFUS VARIABLE
                       INTERNATIONAL EUROPE,       INVESTMENT FUND,
 PERIOD                AUSTRALASIA, FAR EAST         INTERNATIONAL
                           (EAFE (R) ) INDEX*       VALUE PORTFOLIO

 5/1/96                       10,000                 10,000
12/31/96                      10,016                 10,341
12/31/97                      10,194                 11,241
12/31/98                      12,232                 12,224
12/31/99                      15,531                 15,624


* Source: Lipper Analytical Services, Inc.